Exhibit 1.01

Conflict Minerals Report

Knowles Corporation has included this Conflict Minerals Report as an exhibit to its Form SD for 2015 as required by Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Conflict Minerals Rule”). The date of filing of this Conflict Minerals Report is May 26, 2016.

Unless the context indicates otherwise, the terms “we,” “its,” “us,” “our” and “Knowles” refer to Knowles Corporation and its consolidated subsidiaries. Consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “will,” “would,” “expect” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made. The statements in this Conflict Minerals Report are based on current plans, expectations and assumptions and involve risks and uncertainties that could cause actual outcomes or results to differ materially from those outcomes or results that are anticipated or implied in these statements. These risks and uncertainties include, but are not limited to: the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all; whether smelters and refiners and other market participants responsibly source3TG; political and regulatory developments, whether in the Democratic Republic of the Congo (the “DRC”), its adjoining countries, the United States or elsewhere; and other factors that we may not have currently identified or quantified. Knowles disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Overview; Applicability of the Conflict Minerals Rule to Our Company

Knowles is a market leader and global supplier of advanced micro-acoustic solutions and specialty components serving the mobile communications, consumer electronics, medical technology, military, aerospace and industrial markets. We are subject to the Conflict Minerals Rule because certain of the products that we manufacture contain 3TG that are necessary to the functionality or production of the products. Not all of our products are in-scope under the Conflict Minerals Rule. Our in-scope products taken as a whole include all four 3TG.

We do not directly source 3TG from mines, smelters or refiners, and we believe that we are in most cases many levels removed from these market participants, which limits our influence over their sourcing. However, through the efforts described in this Conflict Minerals Report, we seek to ensure that our sourcing practices are consistent with the expectations provided in our Conflict Minerals Policy, which is described below.

For 2015, each of our in-scope products contained at least some 3TG content for which we were unable to determine the origin. Product, smelter and refiner information in respect of 2015 is described under “Product Information” below and on Annex A. We have not found for 2015 that any of the necessary 3TG contained in our in-scope products directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country. However, we did not conclude that any of our products were “DRC conflict free.” The terms “adjoining country,” “armed group” and “DRC conflict free” have the meanings contained in the Conflict Minerals Rule.

Our Conflict Minerals Policy

We strongly disapprove of the violence in the DRC and adjoining countries and are committed to supporting responsible sourcing of 3TG. We also take seriously our compliance obligations under the Conflict Minerals Rule. To these ends, we have adopted and communicated to our suppliers and the public a company policy regarding 3TG (the “Conflict Minerals Policy”) for our supply chain.

As indicated in our Conflict Minerals Policy, as part of Knowles’s commitment to social responsibility and compliance with the Conflict Minerals Rule, it is our goal only to use 3TG in our products that do not directly or indirectly finance or benefit armed groups in the DRC or adjoining countries.

As also indicated in our Conflict Minerals Policy, Knowles expects our suppliers to:

•	Adopt a conflict minerals policy that is consistent with our Conflict Minerals Policy and expect their direct and indirect suppliers to do the same.

•	Exercise due diligence with relevant suppliers on the source and chain of custody of 3TG consistent with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”).

•	Identify smelters and refiners associated with the 3TG supply chain for our products.

•	Transition to certified conflict free smelters and refiners.

We do not seek to embargo the sourcing of 3TG from the DRC region and encourage our suppliers to continue to source responsibly from certified smelters and refiners that source from the region. For 2015, we reached out to suppliers suspected of embargoing sourcing of 3TG from the DRC region, requesting that they not do so.

Reasonable Country of Origin Inquiry Information

As required by the Conflict Minerals Rule, for 2015, we conducted a “reasonable country of origin inquiry.” For our reasonable country of origin inquiry, to the extent applicable, we utilized the same processes and procedures as for our due diligence, in particular Steps 1 and 2 of the OECD Guidance framework, which are discussed below in this Conflict Minerals Report.

Our outreach included 260 direct suppliers (the “Suppliers”) that we identified as having provided us with components, parts or products that contain 3TG or that we believe may have provided us with components, parts or products that contain 3TG.

For 2015, the Suppliers identified to us 154 smelters and refiners as having processed the necessary 3TG contained in our in-scope products, as listed on Annex A. As indicated on Annex A, 149 of these smelters and refiners were listed as compliant or active by the Conflict-Free Sourcing Initiative (the “CFSI”). According to information made available by the CFSI to its members, 83 of these smelters and refiners sourced solely from outside of the DRC region, including from recycled or scrap sources.

Pursuant to the Conflict Minerals Rule, based on the results of our reasonable country of origin inquiry, we were required to conduct due diligence for 2015. These due diligence efforts are discussed in this Conflict Minerals Report.

Due Diligence Program Design

Design Framework

We have designed our due diligence measures relating to 3TG to conform with, in all material respects, the criteria set forth in the OECD Guidance (Second Edition 2013).

Selected Elements of Design Framework

The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Selected elements of our program design are discussed below. However, these are not all of the elements of the program that we have put in place to help ensure that the 3TG contained in our products are responsibly sourced. The headings below conform to the headings used in the OECD Guidance for each of the five steps. Selected due diligence measures that we took in respect of 2015 are discussed under “Due Diligence Program Execution.”

1.	Establish strong company management systems

a.	We have designated a team of senior staff responsible for the management and continued implementation of our 3TG compliance strategy. The following functional areas are represented on the team or otherwise involved with our compliance process: financial reporting; internal audit; investor relations; legal, quality and supply chain. We also utilize specialist outside counsel to assist us with our compliance efforts. The executive sponsor of the compliance program is our Senior Vice President – Global Supply Chain.

b.	On an ongoing basis, selected internal personnel receive training on the Conflict Minerals Rule, the OECD Guidance, our compliance program and the procedures for reviewing and validating supplier responses to our inquiries. We have prepared written procedures addressing certain aspects of our compliance program, including our process for querying suppliers and reviewing supplier responses. These procedures are communicated to the members of our internal working group.

c.	We have adopted the Conflict Minerals Policy. The Conflict Minerals Policy is posted on our website and selected employees and suppliers have been notified of the Conflict Minerals Policy.

d.	We utilize the Conflict Minerals Reporting Template (the “Conflict Minerals Reporting Template”) developed by the CFSI to identify smelters and refiners in our supply chain. The Conflict Minerals Reporting Template requests suppliers to provide information concerning the usage and source of 3TG in their products, as well as information concerning their related compliance efforts.

e.	We are a member of the CFSI and of IPC — Association Connecting Electronics Industries.

f.	We maintain responses relating to 3TG due diligence, including records of due diligence processes, findings and resulting decisions, in an electronic format for at least five years.

g.	Our form of Supply Agreement and our forms of purchase order terms and conditions contain provisions relating to the sourcing of 3TG to be contained in our products.

h.	We have web-based and telephonic mechanisms available for employees, suppliers and other interested parties to report violations of our Conflict Minerals Policy. The contact information for our grievance mechanism is as follows: by telephone, 1-855-657-8022; and by web, www.knowles.ethicspoint.com. We communicate to stakeholders the availability of this mechanism for reporting violations of the Conflict Minerals Policy.

2.	Identify and assess risk in the supply chain

a.	We request that suppliers provide us with information concerning the usage and source of 3TG in the parts that they sell to us and their related compliance efforts through the completion of a Conflict Minerals Reporting Template. We follow up by email or phone with suppliers that do not respond to the request within a specified time frame.

b.	We review the Conflict Minerals Reporting Templates that we receive from suppliers against internal written review criteria. We follow up by email or phone with suppliers that submit an incomplete response. We follow up with other suppliers where provided for under our review criteria or otherwise deemed appropriate by us.

c.	Smelter and refiner information provided by suppliers is reviewed against the Smelter Reference List tab of the Conflict Minerals Reporting Template and the list of known processing facilities published by the U.S. Department of Commerce (the “Commerce Department List”). To the extent that a smelter or refiner identified by a supplier is not on either of these lists, we take additional steps to attempt to determine whether the listed entity is a smelter or refiner.

d.	Smelter and refiner information also is reviewed against the lists of compliant and active smelters and refiners and country of origin information published by the CFSI. To the extent that a smelter or refiner identified by a supplier is not listed as compliant by the CFSI, we consult publicly available information or information made available by the CFSI to its members or request that the supplier contact the smelter or refiner to attempt to determine whether it obtained 3TG from sources that directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country.

3.	Design and implement a strategy to respond to identified risks

a.	We monitor and report on risk to designated senior management on an ongoing basis. Our 3TG compliance team reports the findings of its compliance efforts to our Senior Vice President – Global Supply Chain.

b.	If a supplier identifies as part of our supply chain 3TG that originate from a non-compliant smelter or refiner that sources from the DRC region, the supplier may be required to instead source from a compliant smelter or refiner; the compliant smelter or refiner may include the supplier’s current smelter or refiner if it undergoes an independent third-party audit. As part of our risk management process, we request that the supplier reach out to the smelter or refiner in writing and/or telephonically encouraging it to participate in an independent third-party audit program. For other risks, our risk mitigation strategy allows for a flexible response that is commensurate with the risks identified.

4.	Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

In connection with our due diligence, we utilize information made available by the CFSI concerning independent third-party audits of smelters and refiners. We also support independent third-party audits by being a member of the CFSI.

5.	Report on supply chain due diligence

We file a Form SD, and to the extent applicable a Conflict Minerals Report, with the Securities and Exchange Commission and make these documents available on our website.

Due Diligence Program Execution

We performed the following due diligence measures in respect of the 2015 compliance period. These are not all of the measures that we took in respect of 2015 in furtherance of our Conflict Minerals Policy and 3TG compliance program or pursuant to the Conflict Minerals Rule and the OECD Guidance. For a discussion of the design of our due diligence measures, please see “Due Diligence Program Design.”

1.	We sent requests to 260 Suppliers to provide us with a completed Conflict Minerals Reporting Template. We followed up by email or phone with the Suppliers that did not provide a response within the specified time frame. We received Conflict Minerals Reporting Templates from 98% of the Suppliers to which we sent a request.

2.	We reviewed the completed responses received from the Suppliers based on our internal written review criteria to identify incomplete responses and specified sourcing risks.

3.	We reviewed the smelters and refiners identified to us by the Suppliers against those contained on the Smelter Reference List tab of the Conflict Minerals Reporting Template and the Commerce Department List. To the extent not on either of those lists, we (a) requested that the Supplier confirm that the listed entity is a smelter or refiner or (b) consulted publicly available information to attempt to determine whether the identified entity is a smelter or refiner.

4.	To the extent that a completed response identified a smelter or refiner, we also reviewed that information against the list of compliant and active smelters and refiners and country of origin information published by the CFSI. 149 of the identified smelters and refiners were listed as compliant or active by the CFSI as of January 19, 2016.

5.	To the extent that a smelter or refiner identified by a Supplier was not listed as compliant by the CFSI, we consulted publicly available information or information made available by the CFSI to its members or requested that the Supplier contact the smelter or refiner to attempt to determine whether that smelter or refiner obtained 3TG from sources that directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country.

6.	Suppliers that identified smelters or refiners that were not listed as compliant by the CFSI were asked to remove those smelters and refiners from their supply chain or substitute the smelters and refiners with ones that are compliant.

7.	Our 3TG compliance team reported the findings of its compliance efforts in respect of 2015 to our Senior Vice President – Global Supply Chain.

8.	In addition, to mitigate the risk that the necessary 3TG contained in our in-scope products directly or indirectly finance or benefit armed groups in the DRC or an adjoining country, we:

a.	as a member of the CFSI’s smelter engagement team, participated in three pre-audit visits to smelters and engaged in outreach to additional smelters and refiners;

b.	conducted training sessions for selected Suppliers and for internal personnel involved with the review of Conflict Minerals Reporting Templates and the management of our compliance program generally; and

c.	as part of our supplier audits, made inquiries concerning policies relating to 3TG sourcing.

Product Information

For 2015, our in-scope product categories were: microphones, receivers, speakers, integrated modules, multi-functional devices, ultrasonic sensors, integrated audio sub-systems, transducers, oscillators, capacitors and filters. Not all of our products in these categories were in-scope for purposes of our compliance. For a further discussion of our products, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The information contained in our Form 10-K is not incorporated by reference into this Conflict Minerals Report and should not be considered part of this Conflict Minerals Report.

Due to the challenges of tracing a multi-tier supply chain, for 2015, we were unable to determine the origin of at least a portion of the 3TG in each of our in-scope products. We have not found for 2015 that any of our in-scope products supported conflict (i.e., contained necessary 3TG that directly or indirectly financed or benefitted an armed group in the DRC or an adjoining country). An “armed group” under the Conflict Minerals Rule is an armed group that is identified as a perpetrator of serious human rights abuses in annual Country Reports on Human Rights Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 relating to the DRC or an adjoining country. However, we did not conclude that any of our products were “DRC conflict free.”

Identified Smelters and Refiners

In connection with our reasonable country of origin inquiry or due diligence, as applicable, the Suppliers identified to us the facilities listed on Annex A as having processed the necessary 3TG contained in our in-scope products in 2015. Due to our position in the supply chain, which is discussed earlier in this Conflict Minerals Report, we rely on our suppliers for accurate smelter and refiner information and our due diligence measures do not provide absolute certainty regarding the source and chain of custody of the necessary 3TG contained in our in-scope products.

We endeavored to determine the mine or location of origin of the 3TG contained in our in-scope products by requesting that the Suppliers provide us with a completed Conflict Minerals Reporting Template. Where a smelter or refiner was identified, we also reviewed publicly available information and information made available by the CFSI to its members, to the extent available, to try to determine the mine or location of origin.

Future Risk Mitigation Efforts

We continue to take the following additional steps to enhance our 3TG compliance program and to mitigate the risk that the necessary 3TG in our in-scope products benefit armed groups:

1.	Conduct training sessions for selected suppliers and for internal personnel involved with the review of Conflict Minerals Reporting Templates and the management of our compliance program generally, and otherwise institute measures to help ensure that relevant personnel at our larger suppliers undergo sufficient training.

2.	As part of our supplier audits, make inquiries concerning policies relating to 3TG sourcing.

3.	Reach out to suppliers suspected of embargoing sourcing of 3TG from the DRC region.

4.	Continue to actively participate in the CFSI.

5.	Through our participation in CFSI committees, encourage uncertified smelters and refiners to undergo certification.

6.	Implement a new, more robust information technology solution for the management of data relating to our 3TG compliance program.

7.	Continue to encourage Suppliers that provided company level information for 2015 to provide product level information for 2016 through ongoing outreach with these Suppliers.

8.	Engage with Suppliers that provided incomplete responses for 2015 to help ensure that they provide requested information for 2016.

9.	Monitor and encourage the continuing development and progress of traceability measures at Suppliers that indicated for 2015 that the source of 3TG was unknown or undeterminable.

10.	Communicate to new potentially in-scope suppliers our sourcing expectations, including through the dissemination of our Conflict Minerals Policy to them. In addition, as new in-scope suppliers are added, work with these suppliers to help ensure that they understand the requirements of the Conflict Minerals Rule and the OECD Guidance.

To the extent applicable, we also intend to continue to take in respect of our 2016 compliance the 2015 compliance steps discussed earlier in this Conflict Minerals Report.

Annex A

Capitalized terms used and not otherwise defined in this Annex have the meanings set forth in the Conflict Minerals Report of which this Annex is a part.

Smelters and Refiners

In connection with our reasonable country of origin inquiry or due diligence, as applicable, the Suppliers identified to us the smelters and refiners listed below as having processed the necessary 3TG contained in our in-scope products in 2015. Please see the notes that accompany the table for additional information concerning the information in the table.

Smelter and Refiner Information (1)

Metal	Name of Smelter or Refiner	Country of Location	Smelter or Refiner Status
Gold	Aida Chemical Industries Co., Ltd.	Japan	Compliant
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	Compliant
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil	Compliant
Gold	Argor-Heraeus SA	Switzerland	Compliant
Gold	Asahi Pretec Corporation	Japan	Compliant
Gold	Asahi Refining Canada Limited	Canada	Compliant
Gold	Asaka Riken Co., Ltd.	Japan	Compliant
Gold	Aurubis AG	Germany	Compliant
Gold	Chimet S.p.A.	Italy	Compliant
Gold	Dowa Metals & Mining Co. Ltd	Japan	Compliant
Gold	Eco-System Recycling Co., Ltd.	Japan	Compliant
Gold	Heimerle + Meule GmbH	Germany	Compliant
Gold	Heraeus Ltd. Hong Kong	China	Compliant
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	Compliant
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	Compliant
Gold	Japan Mint	Japan	Compliant
Gold	Johnson Matthey Inc.	United States	Compliant
Gold	Kennecott Utah Copper LLC	United States	Compliant
Gold	Kojima Chemicals Co., Ltd.	Japan	Compliant
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of	Compliant
Gold	Materion	United States	Compliant
Gold	Matsuda Sangyo Co., Ltd.	Japan	Compliant
Gold	Metalor Technologies (Hong Kong) Ltd.	China	Compliant
Gold	Metalor Technologies (Singapore) Pte. Ltd.	Singapore	Compliant
Gold	Metalor Technologies SA	Switzerland	Compliant
Gold	Metalor USA Refining Corporation	United States	Compliant
Gold	Met-Mex Penoles, S.A.	Mexico	Compliant
Gold	Mitsubishi Materials Corporation	Japan	Compliant
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	Compliant
Gold	Nihon Material Co., Ltd.	Japan	Compliant
Gold	Ohio Precious Metals, LLC	United States	Compliant
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	Compliant
Gold	PAMP SA	Switzerland	Compliant
Gold	Pan Pacific Copper Co Ltd.	Japan	Compliant
Gold	Perth Mint	Australia	Compliant
Gold	PX Précinox SA	Switzerland	Compliant
Gold	Rand Refinery (Pty) Ltd.	South Africa	Compliant
Gold	Republic Metals Corporation	United States	Compliant
Gold	Royal Canadian Mint	Canada	Compliant
Gold	SEMPSA Joyería Platería SA	Spain	Compliant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	Compliant
Gold	Solar Applied Materials Technology Corp.	Taiwan	Compliant
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	Compliant

Metal	Name of Smelter or Refiner	Country of Location	Smelter or Refiner Status
Gold	Tanaka kikinzoku kogyo K.k	Japan	Compliant
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China	Compliant
Gold	Tokuriki Honten Co., Ltd.	Japan	Compliant
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium	Compliant
Gold	United Precious Metal Refining, Inc.	United States	Compliant
Gold	Valcambi SA	Switzerland	Compliant
Gold	Xstrata	Canada	Compliant
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	Japan	Compliant
Gold	Yokohama Metal Co., Ltd.	Japan	Compliant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	Compliant
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	China	Compliant
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	Active
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	On Smelter Reference List
Gold	Caridad	Mexico	On Smelter Reference List
Gold	Sabin Metal Corp.	United States	On Smelter Reference List
Gold	Remondis Argentia B.V.	Netherlands	On Smelter Reference List
Tantalum	Conghua Tantalum and Niobium Smeltry	China	Compliant
Tantalum	Douluoshan Sapphire Rare Metal Co Ltd	China	Compliant
Tantalum	Exotech Inc.	United States	Compliant
Tantalum	F&X Electro-Materials Ltd.	China	Compliant
Tantalum	Global Advanced Metals Aizu	Japan	Compliant
Tantalum	Global Advanced Metals Boyertown	United States	Compliant
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China	Compliant
Tantalum	H.C. Starck Co., Ltd.	Thailand	Compliant
Tantalum	H.C. Starck GmbH Goslar	Germany	Compliant
Tantalum	H.C. Starck GmbH Laufenburg	Germany	Compliant
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	Compliant
Tantalum	H.C. Starck Inc.	United States	Compliant
Tantalum	H.C. Starck Ltd.	Japan	Compliant
Tantalum	H.C. Starck Smelting GmbH & Co.KG	Germany	Compliant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	Compliant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	Compliant
Tantalum	Jiujiang Tanbre Co., Ltd.	China	Compliant
Tantalum	KEMET Blue Metals	Mexico	Compliant
Tantalum	KEMET Blue Powder	United States	Compliant
Tantalum	LSM Brasil S.A.	Brazil	Compliant
Tantalum	Mineração Taboca S.A.	Brazil	Compliant
Tantalum	Mitsui Mining & Smelting	Japan	Compliant
Tantalum	Molycorp Silmet A.S.	Estonia	Compliant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	Compliant
Tantalum	Plansee SE Liezen	Austria	Compliant
Tantalum	Plansee SE Reutte	Austria	Compliant
Tantalum	Solikamsk Metal Works	Russian Federation	Compliant
Tantalum	Taki Chemicals	Japan	Compliant
Tantalum	Telex	United States	Compliant
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	Compliant
Tantalum	Zhuzhou Cement Carbide	China	Compliant
Tin	Alpha	United States	Compliant
Tin	China Rare Metal Material Co., Ltd.	China	Compliant
Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil	Compliant
Tin	CV Serumpun Sebalai	Indonesia	Compliant
Tin	CV United Smelting	Indonesia	Compliant
Tin	CV Venus Inti Perkasa	Indonesia	Compliant

Metal	Name of Smelter or Refiner	Country of Location	Smelter or Refiner Status
Tin	Dowa	Japan	Compliant
Tin	Empressa Nacional de Fundiciones (ENAF)	Bolivia	Compliant
Tin	Fenix Metals	Poland	Compliant
Tin	Funsur Smelter	Peru	Compliant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Compliant
Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil	Compliant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Compliant
Tin	Metallo-Chimique N.V.	Belgium	Compliant
Tin	Mineração Taboca S.A.	Brazil	Compliant
Tin	Mitsubishi Materials Corporation	Japan	Compliant
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	Compliant
Tin	OMSA	Bolivia	Compliant
Tin	PT Artha Cipta Langgeng	Indonesia	Compliant
Tin	PT Babel Inti Perkasa	Indonesia	Compliant
Tin	PT Bangka Tin Industry	Indonesia	Compliant
Tin	PT Belitung Industri Sejahtera	Indonesia	Compliant
Tin	PT Bukit Timah	Indonesia	Compliant
Tin	PT DS Jaya Abadi	Indonesia	Compliant
Tin	PT Eunindo Usaha Mandiri	Indonesia	Compliant
Tin	PT Inti Stania Prima	Indonesia	Compliant
Tin	PT Mitra Stania Prima	Indonesia	Compliant
Tin	PT Prima Timah Utama	Indonesia	Compliant
Tin	PT Refined Bangka Tin	Indonesia	Compliant
Tin	PT Sariwiguna Binasentosa	Indonesia	Compliant
Tin	PT Stanindo Inti Perkasa	Indonesia	Compliant
Tin	PT Tambang Timah	Indonesia	Compliant
Tin	PT Timah	Indonesia	Compliant
Tin	PT Tinindo Inter Nusa	Indonesia	Compliant
Tin	PT Wahana Perkit Jaya	Indonesia	Compliant
Tin	Rui Da Hung	Taiwan	Compliant
Tin	Soft Metais Ltda.	Brazil	Compliant
Tin	Thaisarco	Thailand	Compliant
Tin	White Solder Metalurgica	Brazil	Compliant
Tin	Yunnan Tin Company, Ltd.	China	Compliant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	Active
Tin	China Tin Group Co., Ltd.	China	Active
Tin	Gejiu Zi-Li	China	On Smelter Reference List
Tungsten	ALMT Corp	Japan	Compliant
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	Compliant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	Compliant
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China	Compliant
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	Compliant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	Compliant
Tungsten	Global Tungsten & Powders Corp.	United States	Compliant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	Compliant
Tungsten	H.C. Starck GmbH	Germany	Compliant
Tungsten	H.C. Starck Smelting GmbH & Co.KG	Germany	Compliant
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	Compliant
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	Compliant
Tungsten	Japan New Metals Co., Ltd.	Japan	Compliant
Tungsten	Kennametal Huntsville	United States	Compliant
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Viet Nam	Compliant
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Viet Nam	Compliant
Tungsten	Wolfram Bergbau und Hütten AG	Austria	Compliant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	Compliant

Metal	Name of Smelter or Refiner	Country of Location	Smelter or Refiner Status
Tungsten	Xiamen Tungsten Co., Ltd.	China	Compliant
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China	Active
Tungsten	Kennametal Fallon	United States	Active

(1)	We note the following in connection with the information contained in the foregoing table:

(a)	The smelters and refiners listed in the table were identified by the Suppliers to us as being part of our 2015 supply chain. Not all of the included smelters and refiners may have processed the necessary 3TG contained in our in-scope products due to over-inclusiveness in the information the Suppliers provided to us and/or received from their suppliers. In addition, the smelters and refiners listed above may not be all of the smelters and refiners in our supply chain, since many Suppliers were unable to identify all of the smelters and refiners used to process the necessary 3TG content contained in our in-scope products and because not all Suppliers responded to our inquiries.

(b)	The table only includes entities that were listed on the Smelter Reference List tab of the Conflict Minerals Reporting Template or the Commerce Department List.

(c)	Smelter or refiner status information in the table is as of January 19, 2016.

(d)	“Compliant” means that a smelter or refiner is listed as compliant with the Conflict-Free Smelter Program’s (“CFSP”) assessment protocols, including through mutual recognition and those classified as “Re-audit in process” by the CFSP. Included smelters and refiners were not necessarily Compliant for all or part of 2015 and may not continue to be Compliant for any future period. We do not have information on the origin of the 3TG processed by any of the Compliant smelters and refiners prior to their respective certification dates.

(e)	As used herein, “Active” means that the smelter or refiner is listed as having submitted a signed Agreement for the Exchange of Confidential Information and Auditee Agreement contracts to the CFSP or has committed to complete a CFSP validation audit within two years of membership issuance by the TI – CMC (also known as Category A membership).

(f)	“On Smelter Reference List” means that a smelter or refiner is listed on the CFSI Smelter Reference List but is not Compliant or Active.

(g)	“Country of Location” refers to the country in which the applicable smelter or refiner is located.

(h)	Smelter or refiner status and smelter or refiner location reflected in the table is based solely on information made publicly available by the CFSI, without independent verification by us.

Country of Origin Information

The countries of origin of the 3TG processed by the Compliant smelters and refiners listed above may have included the countries listed below. The listed countries of origin are derived from information made available by the CFSI to its members. Except for the DRC, the CFSI does not indicate individual countries of origin of the 3TG processed by Compliant smelters and refiners. Instead, the CFSI indicates country of origin by category. Compliant smelters and refiners listed above were in each of the categories below:

L1 – Countries that are not identified as conflict regions or plausible areas of smuggling or export of from these regions of 3TG: Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Cambodia, Canada, Chile, China, Colombia, Cote d’Ivoire, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Russia, Sierra Leone, Singapore, Slovakia, South Korea, Spain, Suriname, Switzerland, Taiwan, Thailand, United Kingdom, United States, Vietnam and Zimbabwe.

L2 – Countries that are known or plausible countries for smuggling, export out of region or transit of materials containing 3TG: Kenya, Mozambique and South Africa.

L3 – The DRC and its nine adjoining countries: Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Uganda, United Republic of Tanzania and Zambia.

DRC – The Democratic Republic of the Congo.

In addition, some of the 3TG processed by the Compliant smelters and refiners originated in whole or in part from recycled or scrap sources.

Because the CFSI generally does not indicate individual countries of origin of the 3TG processed by Compliant smelters and refiners, we were not able to determine the countries of origin of the 3TG processed by the listed Compliant smelters and refiners with greater specificity. In addition, for some of the listed Compliant smelters and refiners, origin information is not disclosed by the CFSI. We did not determine the countries of origin of the 3TG processed by other smelters and refiners listed on this Annex A.